Exhibit 5.5

www.stinson.com

October 12, 2012

Wells Fargo Securities, LLC, as representative of the several Underwriters (as defined below)

301 South College Street

Charlotte, North Carolina 28202

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	LSI Title Agency, Inc.

Ladies and Gentlemen:

We are issuing this letter in our capacity as counsel for LSI Title Agency, Inc., an Illinois corporation (the “Guarantor”) in response to the requirement in Section 5(d) of the Underwriting Agreement dated September 28, 2012 (the “Underwriting Agreement”), among the Company, the guarantors which are a party thereto (including the Guarantor), and Wells Fargo Securities, LLC, as Representative of the several Underwriters listed in Schedule A thereto (collectively, “you” or the “Underwriters”) relating to the issuance by Lender Processing Services, Inc. of $600,000,000 of its 5.75% Senior Notes due 2023, which will be guaranteed (the “Guarantee”) on a senior unsecured basis by the Guarantor.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement on Form S-3 (No. 333-184140) filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2012 for registration under the Securities Act of 1933, as amended (the “Securities Act”), of debt securities and guarantees to be issued from time to time, (b) the related Prospectus dated September 27, 2012, (c) the Prospectus Supplement dated September 28, 2012, filed with the Commission pursuant the Rule 424(b) of the General Rules and Regulations under the Securities Act, (d) the Underwriting Agreement (e) the Indenture dated as of October 12, 2012 (the “Indenture”), among Lender Processing Services, Inc., the Guarantor, the other guarantors of Lender Processing Services, Inc. party thereto and U.S. Bank, national association, as trustee, (f) the certificate of incorporation and bylaws of the Guarantor in effect as of the date hereof, (g) resolutions adopted by the Board of Directors of the Guarantor on September 27, 2012 and (h) a certificate from the Secretary of State of the State of Illinois, dated as of October 8, 2012. The Underwriting Agreement and the Indenture are collectively referred to herein as the “Subject Documents”.

7700 Forsyth Blvd., Suite 1100, St. Louis, MO 63105	816.842.8600
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Wells Fargo Securities, LLC

October 12, 2012

In rendering the opinions set forth below, we have made, with your permission, and without independent investigation on our part, the following assumptions:

a. (i) All of the Subject Documents have been, to the extent necessary, duly and properly authorized, executed, acknowledged, delivered and accepted, and sealed and attested, by each of the parties thereto other than the Guarantor, (ii) all corporate, partnership, limited liability company and other action requisite for the execution, delivery and performance of the Subject Documents by each of the parties thereto other than the Guarantor has been duly and effectively taken, (iii) each of the parties other than the Guarantor to the Subject Documents has all necessary power and authority (corporate, partnership and otherwise), to execute, enter into, deliver and perform the same, (iv) the execution, delivery and performance of the Subject Documents by each of the parties thereto other than the Guarantor do not and will not contravene or conflict with any provision of the charter documents or bylaws of any of such parties or any partnership agreement, operating agreement, or other agreement or instrument which is binding upon any of such parties or their respective properties, (v) the Subject Documents are the valid and binding obligations of each of the parties thereto other than the Guarantor, and are enforceable against each such party in accordance with their respective terms, and (vi) to the extent the laws of a state or jurisdiction other than Illinois control or govern any of the Subject Documents, such Subject Documents are legal, valid, binding and enforceable in accordance with their terms under the laws of such other state or jurisdiction.

b. All certifications made to us by public officials concerning factual matters are accurate and complete.

c. There is no circumstance (such as but not limited to fraud in the inducement, duress, waiver or estoppel) extrinsic to the Subject Documents which might give rise to a defense against enforcement of any of the Subject Documents.

d. (i) All documents submitted to us as certified, conformed, draft, photostatic, pdf, telefacsimilied or other electronic form of copies conform to the original documents, and (ii) all such original documents and all documents submitted to us as originals are authentic.

e. The transactions contemplated by the Subject Documents that are to be consummated prior to or on the date hereof have been consummated prior to or simultaneously with the delivery of this opinion letter.

f. The statements, recitals, representations and warranties as to matters of fact set forth in the Subject Documents are accurate and complete.

g. There is no agreement, course of dealing or performance or usage of trade defining, supplementing, amending, modifying, waiving or qualifying the terms of any of the Subject Documents.

Wells Fargo Securities, LLC

October 12, 2012

h. The conduct of each of the parties to the Subject Documents has complied with any requirement of good faith, fair dealing and conscionability.

i. The opinion recipients have acted in good faith and without notice of any defense against enforcement of any rights created by, or any adverse claim to, any property or security interest transferred or created as part of, or contemplated by, the Subject Documents.

j. We have assumed that the Guarantor is not subject to special regulation under any Illinois statute, rule or regulation based on the nature of its business.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we advise you that:

1.	Based solely on certificates from the Secretary of State of the State of Illinois, the Guarantor is a corporation that is validly existing and in good standing under the laws of the State of Illinois.

2.	The Guarantor has the requisite corporate power and authority to (i) conduct its business as described in the prospectus, and (ii) enter into and carry out the terms and conditions applicable to it under the Subject Documents.

3.	The Guarantor has duly authorized, executed and delivered each of the Subject Documents to which it is a party and has duly authorized the Guarantee.

4.	The execution and delivery by the Guarantor of the Subject Documents to which it is a party and the performance by the Guarantor of its obligations thereunder (i) will not violate the articles of incorporation or bylaws of the Guarantor, (ii) will not result in the creation or imposition of any lien, charge or encumbrance under Illinois law upon any property or assets of the Guarantor, (iii) will not violate any law, rule or regulation of the State of Illinois applicable to the Guarantor which would invalidate the Subject Documents or Guarantees or make them unenforceable, and (iv) based solely upon Illinois laws generally applying to subsidiary guaranties of the debt of a parent corporation, will not require authorization, approval or other action by, and no notices to, consent of, or filing with any State of Illinois government authority required by the Guarantor.

In preparing this letter, we have relied without any independent verification upon (i) information contained in certificates obtained from governmental authorities, (ii) factual information represented to be true in the Subject Documents, (iii) information received from attorneys in the general counsel’s office of Lender Processing Services, Inc. and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. For purposes of the opinion in paragraph 1, we have

Wells Fargo Securities, LLC

October 12, 2012

relied upon a certificate issued by the Secretary of State of Illinois. We have also assumed the authenticity of documents submitted to me as originals and the conformity to the originals of all documents submitted to me as certified, conformed or photostatic copies.

While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge, after having made reasonable inquiry of the representatives of the Guarantor who are likely to know the facts upon which our opinions are based, which has caused me to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in this letter is wrong.

This opinion is provided based upon our knowledge and understanding of the laws of the State of Illinois. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction within or outside the United States or of any regional or local governmental body. We express no opinion herein as to matters governed by any laws other than the laws of the State of Illinois. We are expressing no opinion with respect to the application of any securities laws, income tax or other tax laws or with respect to any tax consequences of any of the transactions relating to any of the Subject Documents.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to Lender Processing Services, Inc.’s Current Report on Form 8-K on or about the date hereof and to the incorporation by reference of this opinion of counsel into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

You may rely upon this letter only in connection with the transactions contemplated by the Underwriting Agreement. Without our written consent: (i) no person other than you may rely on this letter for any purpose, except that Cravath, Swaine & Moore, LLP may rely on this opinion, (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document, (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Wells Fargo Securities, LLC

October 12, 2012

Sincerely,

/s/ Stinson Morrison Hecker LLP
STINSON MORRISON HECKER LLP